                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM N-8A/A

                          NOTIFICATION OF REGISTRATION
                      FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940

The  undersigned  investment  company  hereby  notifies the U.S.  Securities and
Exchange   Commission  that  it  is  amending  and  adopting  as  its  own,  the
Notification of Registration of Dimensional  Emerging Markets Value Fund Inc., a
Maryland  corporation,  under and pursuant to the  provisions of Section 8(a) of the  Investment  Company Act of 1940, as amended,  and in  connection  with such
Notification of Registration submits the following information:

Name:    DIMENSIONAL EMERGING MARKETS VALUE FUND

Address of Principal Business Office (No. & Street, City, State, Zip Code):

         6300 Bee Cave Road, Building One, Austin, TX  78746

Telephone Number (including area code):

         512-306-7400

Name and Address of Agent for Service of Process:

         Catherine L. Newell, Esquire
         Dimensional Emerging Markets Value Fund
         6300 Bee Cave Road, Building One, Austin, TX  78746

Check Appropriate Box:

Registrant is filing a  Registration  Statement  pursuant to Section 8(b) of the
Investment Company Act of 1940, as amended, concurrently with the filing of Form
N-8A:

         YES      [X]*     NO       [_]

*    In  connection  with a  reorganization  changing  domicile from Maryland to
     Delaware,  the  registrant,  Dimensional  Emerging  Markets  Value Fund,  a
     Delaware  statutory  trust,  filed with the U.S.  Securities  and  Exchange
     Commission  an  amendment  to the  registration  statement  of  Dimensional
     Emerging  Markets  Value  Fund  Inc.,  a  Maryland  corporation,  under and pursuant to the provisions of Section 8(b) of the Investment Company Act of
     1940,  as  amended,  on  October  30,  2009,  amending  and  adopting  such registration statement as the registrant's own. The amendment was effective upon filing.

                                   SIGNATURES

Pursuant to the requirements of the Investment  Company Act of 1940, as amended, the Registrant has caused this notification of registration to be duly signed on its  behalf  in the City of  Austin,  and the  State of Texas on the 30th day of
October, 2009.

                                 DIMENSIONAL EMERGING MARKETS VALUE FUND

                                 By:        /s/Catherine L. Newell
                                            Catherine L. Newell
                                            Vice President & Secretary

Attest:           /s/Valerie A. Brown
                  Valerie A. Brown
                  Vice President & Assistant Secretary